EXHIBIT 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1, dated as of March 16, 2007 (the “Amendment”), to the Employment Agreement, dated as of October 11, 2002 (the “Agreement”), by and between Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), and Chi K. Eng, an individual (the “Employee”). Any capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

W I T N E S S E T H

WHEREAS, Section 10 of the Agreement provides that the Agreement may be amended with the prior written consent of the Company and the Employee.

WHEREAS, the Company and the Employee desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 6 of the Agreement is amended by deleting such section in its entirety and substituting therefore the following:

6.	Termination of Employment.

a.	Death. On the date of the Employee’s death.

b.	In the event the Employee’s employment hereunder is terminated by the Company (A) without cause or (B) within six (6) months following a Change of Control (as defined below) by the Employee for Good Reason (as defined below) the Company will pay Employee, subject to Employee’s compliance with Section 7 below (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to one (1) year’s base salary at the rate in effect on the date of termination and (iii) an amount reimbursing Employee for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for Employee and Employee’s dependents during the one (1) year period following the date of termination (the “One Year Period”); and (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on Employee’s behalf assuming Employee contributed to such plan. Notwithstanding the foregoing, the amounts paid to Employee pursuant to subsections (iii) and (iv) of this Section 6(b) shall not exceed $25,000.

c.	In the event Employee’s employment hereunder is terminated for any other reason, the Company will pay Employee any unpaid base salary and compensation for accrued vacation through the date of termination.

d.	In addition, in all termination events, except for cause as specifically provided in Section 6(e) hereof, the Company will pay Employee any other amounts or benefits owning to Employee under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.

e.	For Cause. For purposes of this Agreement “cause” shall mean any of the following: (w) Employee’s willful misconduct in the performance of Employee’s duties to the Company, or Employee’s willful failure to implement any legal policy of the Company, (x) conviction of or plea of guilty or any plea other than “not guilty” to a felony; (y) the violation by Employee of any material provisions of this Agreement which either is not cured within ten days after a written notice is given to Employee by the Company or constitutes a habitual breach; or (z) Employee’s dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

f.	For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(I)	a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(II)	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, or

(III)	the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

g.	For purposes of this letter, “Good Reason” means, without Employee’s written consent:

(I)	a material adverse change in Employee’s title or the duties assigned to Employee;

(II)	any material failure by the Company to comply with the provisions of this Agreement; or

(III)	any requirement by the Company that Employee’s primary office location be other than in the states of New York, New Jersey or Connecticut.”

2. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

3. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Employment Agreement to be duly executed as of the day and year first written above.

ARBINET-THEXCHANGE, INC.

By:	/s/ J. Curt Hockemeier
Name:	J. Curt Hockemeier
Title:	President and Chief Executive Officer

CHI K. ENG

/s/ Chi K. Eng
Chi K. Eng